1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929
NEWS RELEASE

For Release	April 26, 2007
Release Number	INTL 07-[ ]
Contact	(480) 449-8900
Norman Stout, Chief Executive Officer
Craig W. Rauchle, President and COO
Jeffrey T. Ford, Sr. Vice President and CTO
Kurt R. Kneip, Sr. Vice President and CFO
INTER-TEL ANNOUNCES 2007 FIRST QUARTER RESULTS
Tempe, Arizona . . . April 26, 2007 . . . Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced operating results for the first quarter ended March 31, 2007. Net sales for the first quarter of 2007 increased 2.4% to $109.5 million compared to net sales of $106.9 million for the first quarter of 2006. For the quarter ended March 31, 2007, Inter-Tel reported GAAP net income of $2.6 million ($0.10 per diluted share), including the impact of FAS 123R expenses related to the Company’s stock option plans, performance share awards and Inter-Tel’s Employee Stock Purchase Plan (ESPP), as well as additional costs associated with the ongoing proxy contest and related matters, as discussed in further detail below. This GAAP net income for the first quarter of 2007 represented a decrease of 17.9% compared to GAAP net income of $3.2 million ($0.12 per diluted share) for the quarter ended March 31, 2006, including the impact of FAS 123R expenses related to the Company’s stock option plans, performance share awards and Inter-Tel’s Employee Stock Purchase Plan (ESPP), as well as additional legal costs associated with a legal settlement reached during the quarter and recorded in the fourth quarter 2005 operating results, as discussed in further detail below.
For the quarter ended March 31, 2007, Inter-Tel reported non-GAAP net income, excluding the impact of FAS 123R expenses, as well as additional costs associated with the ongoing proxy contest and related matters, each as discussed in further detail below, of $3.9 million ($0.14 per diluted share), compared to non-GAAP net income of $4.8 million ($0.18 per diluted share) for the quarter ended March 31, 2006, excluding the impact of FAS 123R expenses, as well as additional legal costs associated with a legal settlement, each as discussed in further detail below. Please refer to “Non-GAAP Disclosures” below for additional information.
Inter-Tel’s cash and short-term investments totaled $203.6 million at March 31, 2007. During the first quarter of 2007, Inter-Tel paid four monthly payments to third-party purchasers of our lease payment streams as compared to the typical three monthly payments during most periods. The fourth payment was the result of the timing of such lease payments, and as mentioned on our earnings results conference call in February 2007 regarding our 2006 results, only 11 payments were made during 2006 due to the fact that December 31 (the date of our typical month-end payment) fell on a weekend and was not required to be paid until the next business day. Accordingly, the balance of cash and short-term investments at December 31, 2006 was approximately $8.6 million higher than it would otherwise have been had Inter-Tel made the 12th monthly payment during the last week of December 2006 as opposed to the first week of January 2007. For the quarter ended March 31, 2007, days sales outstanding were approximately 37.2 days and inventory turns were 9.8 times.
Additional information regarding our operating results follows:
Sales. Net sales increased 2.4%, or an increase of $2.5 million, from $106.9 million to $109.5 million in the first quarter of 2007 compared to the first quarter of 2006. Net sales increased in the first quarter of 2007 compared to 2006 in the resale of network services, international operations, our DataNet division, and a slight increase in our direct sales offices, including lease finance revenues, offset in part by lower revenues from our dealers and national and government accounts division.
Gross Profit and Gross Margin. Gross profit increased 0.2% in the first quarter of 2007 compared to the first quarter of 2006, from $53.3 million to $53.4 million, while the corresponding gross margin percentage decreased to 48.8% compared to 49.8%. The increase in gross profit was attributable to higher net sales, whereas the decrease in gross margin percentage was primarily attributable to the mix of sales of products and services through our distribution channels and divisions. During the first quarter of 2007, we recognized higher net sales in divisions that generate lower gross margins than our gross margins on a consolidated basis. Our largest increases in net sales were recognized in our international operations (54.8% increase primarily our UK and Swan operations), DataNet operations (31.6% increase), and the resale of network services divisions (6.9% increase). On a stand-alone basis, these divisions generated lower gross margins than other divisions within our principal operating segment. Net sales increased 2.2% in our direct sales offices (including lease financing), but decreased 9.4% in our dealer channel and 6.8% in our national and government accounts division. Non-GAAP gross profit, excluding the impact of expenses associated with FAS 123R related to the Company’s stock option and performance share plans and Employee Stock Purchase Plan, increased slightly by 0.2%, or $0.1 million, in the quarter ended March 31, 2007 compared to 2006. Refer to Non-GAAP Disclosures below for additional information regarding Non-GAAP gross profit costs.
Research and Development (R&D). Research and development expenses decreased by $63,000, or 0.8%, in the first quarter of 2007 compared to the first quarter of 2006. Non-GAAP research and development costs, excluding the impact of expenses associated with FAS 123R related to the Company’s stock option plans and ESPP, decreased 1.3%, or $0.1 million in the quarter ended March 31, 2007 compared to 2006. The slight decrease in R&D spending during the first quarter of 2007 compared to the first quarter of 2006 was principally the result of lower costs associated with a slightly lower number of R&D personnel and lower relative project development costs. Refer to Non-GAAP Disclosures below for additional information regarding Non-GAAP R&D costs.
Selling, General and Administrative. GAAP SG&A dollars increased 7.6%, or $2.9 million, in the first quarter of 2007 compared to the first quarter of 2006, including FAS 123R expenses related to the Company’s stock option plans, performance share awards, and ESPP in 2006. SG&A costs increased to 37.9% as a percentage of net sales in the first quarter of 2007 compared to 36.0% of net sales in the first quarter of 2006. The increase was primarily attributable to an increase in accruals for certain estimated regulatory taxes and fees, increased costs of higher employment taxes on payments in 2007 for profit sharing and other incentive plans, increased legal and other professional fees, and increased health and medical expenses. SG&A costs are also higher as a result of a higher volume of net sales. Non-GAAP SG&A costs, excluding the expenses associated with SFAS 123R expenses, also increased 7.7%, or $2.9 million, in the quarter ended March 31, 2007 compared to 2006. Non-GAAP SG&A was 37.2% of net sales for the quarter ended March 31, 2007 compared to 35.4% of net sales for the quarter ended March 31, 2006. Refer to Non-GAAP Disclosures below for additional information regarding Non-GAAP SG&A costs.
Amortization. Amortization totaled $1.1 million in the first quarter of both 2007 and 2006. Amortization decreased slightly by 1.3% in the first quarter of 2007, which was due to full amortization of certain previously purchased intangibles.
Costs associated with (1) the proxy contest and related costs and (2) the 2006 legal settlement costs are described in more detail below. These items have been excluded from the description of SG&A costs identified above and elsewhere in this release, as these items have been disclosed as separate line items in our consolidated statements of income.
Non-GAAP Disclosures
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company’s operating results in addition to the GAAP disclosure. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how management views our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Proxy Contest and Related Costs. The Company incurred additional costs associated with the ongoing proxy contest and expenses incurred due to the actions taken by Steven G. Mihaylo and his affiliated parties in connection with Mr. Mihaylo’s threatened proxy contests of 2006 and 2007 as disclosed in Mr. Mihaylo's Schedule 13D filings and related proxy filings with the Securities and Exchange Commission. We incurred extensive professional fees, including investment banking advisory services, legal expenses, proxy solicitation and public relations fees, director fees, and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest and related costs”). Proxy contest and related costs totaling approximately $0.5 million were recorded as period costs during the quarter ended March 31, 2007 relating to these matters. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of our operating results herein.
2006 Legal Settlement Costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of our operating results herein.
SFAS 123R Expenses. The reported GAAP Net Income for the quarters ended March 31, 2007 and 2006 includes expenses related to the expensing of stock options, performance share awards, and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options, performance share awards and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position FAS 123R-d. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of our operating results herein. Pre-tax SFAS 123R costs totaled $1.1 million and $1.1 million in the quarters ended March 31, 2007 and 2006, respectively, as noted in the table below. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The following tables reconcile the financial statements on a GAAP basis for the quarters ended March 31, 2007 and 2006 to the non-GAAP pro forma financial statements, which exclude the effects of (1) proxy contest and related costs, (2) the impact of legal costs incurred during the quarter ended March 31, 2006 in connection with a legal settlement recorded in the quarter ended December 31, 2005, and (3) FAS 123R expenses incurred during the first quarter of 2007 and 2006, each as discussed above:

Three months ended March 31, 2007		Effect of FAS
		123R expensing
(in thousands, except per share		of stock options,	Effect of Proxy
amounts and tax rates)		performance	Contest and
	GAAP	shares and ESPP	Related Costs	Non-GAAP

Sales	$109,465	$—	$—	$109,465
Gross profit	53,390	(61)	—	53,451
Research and development	8,244	334	—	7,910
Selling, general and administrative	41,465	702	—	40,763
Amortization of purchased intangible assets	1,115	—	—	1,115
Proxy contest and related costs	454	—	454	—
Operating income (loss)	2,112	(1,097)	(454)	3,663
Income (loss) before income taxes	3,952	(1,097)	(454)	5,503
Income taxes	1,324	(141)	(176)	1,641
Net income (loss)	2,628	(956)	(278)	3,862
Net income (loss) per share — basic	$0.10	$(0.04)	$(0.1)	$0.14
Net income (loss) per share — diluted	$0.10	$(0.03)	$(0.1)	$0.14
Effective tax rate	33.5%	12.9%	38.7%	29.8%

			Effect of legal
Three months ended March 31, 2006		Effect of FAS	costs related
		123R expensing	to settlement
(in thousands, except per share		of stock options,	recorded in
amounts and tax rates)		performance	the 4thquarter
	GAAP	shares and ESPP	of 2005	Non-GAAP

Sales	$106,923	$—	$—	$106,923
Gross profit	53,278	(73)	—	53,351
Research and development	8,307	289	—	8,018
Selling, general and administrative	38,533	689	—	37,844
Amortization of purchased intangible assets	1,130	—	—	1,130
Legal settlement costs	1,300	—	1,300	—
Operating income (loss)	4,008	(1,051)	(1,300)	6,359
Income (loss) before income taxes	5,263	(1,051)	(1,300)	7,614
Income taxes	2,061	(249)	(519)	2,829
Net income (loss)	3,202	(802)	(781)	4,785
Net income (loss) per share — basic	$0.12	$(0.03)	$(0.03)	$0.18
Net income (loss) per share — diluted	$0.12	$(0.03)	$(0.03)	$0.18
Effective tax rate	39.2%	23.7%	39.9%	37.2%

Conference call. You may access our quarterly earnings results conference call, which is scheduled for April 26, 2007 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until April 26, 2008 at 11:59 p.m. (ET).
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	QTD		Pro Forma
	Three Months		Q1 2007	Pro Forma
(in thousands, except per share amounts)	Ended March 31,		Excluding	2007
	2007	2006	FAS 123R & Proxy	FAS 123R & Proxy
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$93,866	$92,243	$93,866
Resale of local and long distance	15,599	14,680	15,599	—

Total net sales	109,465	106,923	109,465	—

Cost of sales
Telecommunications systems, software and related	45,946	44,482	45,885	61
Resale of local and long distance	10,129	9,163	10,129	—

Total cost of sales	56,075	53,645	56,014	61

GROSS PROFIT	53,390	53,278	53,451	(61)

Research & development	8,244	8,307	7,910	334
Selling, general and administrative	41,465	38,533	40,763	702
Amortization of purchased intangible assets	1,115	1,130	1,115
Proxy contest and related costs	454	—	—	454
Legal judgment and settlement	—	1,300	—

	51,278	49,270	49,788	1,490

OPERATING INCOME	2,112	4,008	3,663	(1,551)

Interest and other, net	1,822	1,259	1,822	—
Foreign currency transaction gains (losses)	18	(4)	18	—

INCOME BEFORE INCOME TAXES	3,952	5,263	5,503	(1,551)
INCOME TAXES	1,324	2,061	1,641	(317)

NET INCOME	$2,628	$3,202	$3,862	$(1,234)

NET INCOME PER SHARE—BASIC	$0.10	$0.12	$0.14	$(0.05)

NET INCOME PER SHARE—DILUTED	$0.10	$0.12	$0.14	$(0.05)

DIVIDENDS PER SHARE	$0.08	$0.08	$0.08	$0.08

Average number of common shares outstanding — Basic	26,944	26,308	26,944	26,944

Average number of common shares outstanding — Diluted	27,614	27,008	27,614	26,944

Effective tax rate	33.5%	39.2%	29.8%	20.4%

OTHER SELECTED FINANCIAL DATA
	March 31,	December 31,
(in millions, except DSO and Inventory turn amounts)	2007	2006
Cash and short-term investments	$203.6	$206.3
Accounts receivable — net	45.3	49.0
Inventory	25.2	25.3
Net investment in sales-leases (current)	19.2	19.6
Net investment in sales-leases (long-term)	30.0	31.1
DSO (based on 90 days sales)	37.2	37.2
DSO (based on trailing 12 mo. sales)	35.4	38.5
Inventory turns	9.8	10.1

	Quarter ended	Quarter ended
	March 31,	March 31,
	2007	2006
Depreciation and amortization	$3.3	$3.4
Capital Expenditures	1.4	1.0
Cash dividends paid	2.2	2.1